EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE
ISSUES 2013 FINANCIAL OUTLOOK AND 2012 PRELIMINARY RESULTS

Portland, Ore. (January 31, 2013) – Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), an independent craft brewing company, announced plans for strong 2013 growth and shared preliminary 2012 financial results. CBA’s successful strategic focus on building a national portfolio strategy over the last three years has positioned the Company to expect strong sales and profit growth in 2013 and take advantage of the dynamic craft segment to achieve long-term value for its shareholders.

Highlights of preliminary 2012 results include:

•	A strong close to 2012 highlighted by 10% growth in depletions for the fourth quarter
•	Full year preliminary top- and bottom-line results in line with guidance provided during the last quarterly update:
o	Sales growth of 13%, reflecting the continued strength of the Kona, Redhook and Omission brands as well as continued repositioning of the Widmer Brothers brand
o	Depletion growth of 6%
o	Shipment growth of nearly 8% reflecting start up of new initiatives such as the launch of the Omission brand and international export
o	Gross margin rate of 29.6%, a reduction of 70 basis points from 2011, reflecting pressure from distribution costs and grain prices, partially offset by brewery productivity and positive product mix
o	Selling, general and administrative expense (“SG&A”) of $44.9 million, an increase of $5.1 million from 2011, reflecting continued investments in brand development and sales capabilities
o	Diluted earnings per share (“EPS”) of $0.13 versus 2011 EPS of $0.51; 2011 EPS included the one-time gain on sale of equity interest in Fulton Street Brewery of $0.34 per share
o	Capital expenditures of approximately $8.8 million, reflecting continued investments in capacity, efficiency and quality initiatives

“In 2013, we expect meaningful growth in both revenue and earnings resulting from the overall strength of our portfolio strategy, operating expense leverage and SG&A leverage,” said Terry Michaelson, CBA’s CEO. “We are energized to enter the next phase of our portfolio strategy focused on leveraging our recent investments, brand momentum and breadth, and geographic expansion to deliver improved sales and profit growth, consistent with our phased approach to strengthening our model which ultimately will deliver long-term value growth.”

Components of anticipated 2013 results and developments are:

We believe our brand strategy is the most promising it has been in CBA’s history. We expect strong growth tempered by unprecedented competition. Expectations for 2013 include (i) confidence in the continued growth in sales of Kona and Redhook, and clear positioning of Widmer Brothers offerings; (ii) expansion into new geographic markets for Kona and international expansion for all brand families; (iii) updates to packaging across all brand families, as well as introduction of unique can and bottle offerings; (iv) refined messaging on Omission beers, promoting the beer as specially crafted to remove gluten; and (v) continued development of cross brand packages bringing the power of our portfolio to consumers in real and compelling ways.

Craft Brew Issues 2013 Financial Outlook and 2012 Preliminary Results

As in 2012, we are providing full-year guidance for 2013. We anticipate significant differences in 2013 quarterly performance as compared to 2012 because of both normal changes to program and new product timing, as well as uneven 2012 quarterly performance as a result of the implementation of new supply chain processes and systems that will drive improved supply chain control during 2013.

•	Depletion growth estimate of 7% to 11%, reflecting the continued strength of the Kona, Redhook and Omission brands and further stabilization of the Widmer Brothers brand
•	Average price increases of approximately 1% to 2%
•	Contract brewing revenue expectations for 2013 are approximately half of 2012 as a result of the termination of the Goose Island contract brewing arrangement
•	Gross margin rate of 28.5% to 30.5%, reflecting pressure from distribution and packaging component costs, partially offset by improved brewery productivity
•	SG&A expense ranging from $47 million to $49 million, reflecting leverage from the foundation built by more aggressive spending in prior years
•	Capital expenditures of approximately $11 million to $13 million, continuing our investments in capacity and efficiency improvements, quality initiatives and restaurant and retail

Forward-Looking Statements

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future, including depletions and sales growth, the level or effect of SG&A expense, the amount of capital spending, and the benefits or improvements to be realized from strategic initiatives and capital projects, are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the year ended December 31, 2011. Copies of these documents may be found on the Company's website, www.craftbrew.com, or obtained by contacting the Company or the SEC.

About Craft Brew Alliance

CBA is an independent, publicly traded craft brewing company that was formed through the merger of leading Pacific Northwest craft brewers – Widmer Brothers Brewing and Redhook Ale Brewery – in 2008. With an eye toward preserving and growing one-of-a-kind craft beers and brands, CBA was joined by Kona Brewing Company in 2010. Craft Brew Alliance launched Omission beer in 2012.

When Kurt & Rob Widmer founded Widmer Brothers Brewing in 1984, they didn’t confine their brewing exploration to strict style guidelines. To this day, Widmer Brothers continues to create craft beers with a unique and unconventional twist on traditional styles that are award winning and please a wide range of craft beer lovers. Redhook began in a Seattle transmission shop in 1981 and those colorful roots are reflected in the brand’s personality to this day. The eminently drinkable beers consistently win awards and please crowds across the United States. Kona Brewing was founded in 1994 by the father and son team of Cameron Healy and Spoon Khalsa, who dreamed of crafting fresh, local-island brews with spirit, passion and quality. As the largest craft brewery in Hawaii, Kona personifies the laid-back, passionate lifestyle and environmental respect of the Hawaiian people and culture. Omission beer is the first craft beer brand in the United States focused exclusively on brewing great tasting craft beers with traditional beer ingredients, including malted barley, that are specially crafted to remove gluten.

Craft Brew Issues 2013 Financial Outlook and 2012 Preliminary Results

For more information, visit: www.craftbrew.com.

Media Contact:	Investor Contact:
Ted Lane	Edwin Smith
LANE PR	Craft Brew Alliance, Inc.
(212) 302-5948	(503) 972-7884
Ted@lanepr.com	ed.smith@craftbrew.com

###